Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-11 of our report dated March 28, 2018, relating to the consolidated financial statements and financial statement schedules of VICI Properties Inc. and subsidiaries appearing in the Annual Report on Form 10-K of VICI Properties Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

May 10, 2018